Exhibit 99.1

6705 Rockledge Drive, Suite 900 Bethesda, MD 20817-1850 (301) 581-0600	News Release

FOR IMMEDIATE RELEASE	Contact:	Dale B. Wolf
Chief Financial Officer
(301) 581-5709

John Stelben
Investor Relations
(301) 581-5729

      Coventry Health Care Reports Record Fourth Quarter Earnings of $0.76 Per Diluted Share

EPS Up 69% Over Prior Year

Bethesda, Maryland (February 3, 2004) — Coventry Health Care, Inc. (NYSE: CVH) today reported operating results for the quarter ended December 31, 2003. Operating revenues totaled $1.22 billion for the quarter, a 29% increase over the fourth quarter of 2002. Net earnings were $69.7 million, or $0.76 per diluted share, a 73% increase over net earnings for the fourth quarter of 2002 and 69% on a per diluted share basis. For the twelve months ended December 31, 2003 total revenues were $4.54 billion, a 27% increase over 2002, with net earnings of $2.75 per diluted share, a 74% increase over 2002. These results are reported on the basis of Coventry’s recently announced three–for–two stock split which was distributed to shareholders on January 30, 2004.

        “I am pleased to report record earnings for our shareholders for the quarter and fiscal year,” said Allen F. Wise, president and chief executive officer of Coventry. “These outstanding results, balanced across all our markets, speak as much to the future as they do to the past. Our success in 2003 was built upon a competitive cost structure which served as the springboard for record new sales resulting in organic growth of 7.7% for the year. In addition to our strong organic growth, we successfully added another 244,000 members through our PersonalCare and Altius acquisitions. Our strategy to offer the most expansive and responsive products to our markets coupled with our continued improvement in customer service, patient care, network management, and overhead control, will continue to deliver demonstrated value to our customers and provide Coventry with continued opportunity for profitable growth.”

Financial Highlights

  4th Quarter Membership Up 17% over the prior year quarter
  4th Quarter Revenues Up 29% over the prior year quarter
  4th Quarter EPS Up 69% over the prior year quarter
  4th Quarter Operating Margin of 8.5%, Up 250 basis points over the prior year quarter
  4th Quarter Annualized Return on Equity of 31.3%

Fourth Quarter Highlights:

  Membership. As of December 31, 2003, excluding network rental members, Coventry had a total of 2.38 million members, an increase of 348,000 members, or 17%, over the prior year quarter and an increase of 30,000 members, or 1.3%, over the prior quarter. Organic membership growth was 157,000 members or 7.7% for the year.

  Commercial Rate Increases. Coventry achieved commercial rate increases in excess of 13.5% on fourth quarter renewals, representing approximately 8% of commercial risk membership. For the year of 2003, Coventry achieved rate increases of 13.5%. The Company expects 2004 commercial rate increases, net of benefit buydowns, to be in line with 2003.

  Medical Loss Ratio (MLR). MLR was 80.9% for the quarter, a 210 basis point improvement over the prior year quarter. Commercial MLR of 78.8% was a 370 basis point improvement over the prior year quarter and is the main driver of overall MLR improvement.

  Selling, General & Administrative (SG&A) Expenses. SG&A expenses were 11.9% of operating revenues for the quarter, flat to the prior quarter and a 30 basis point reduction over the prior year.

  Balance Sheet. Cash and investments grew to $1.41 billion during the quarter, up $286.8 million from year–end. Net Premium Accounts Receivable of $89.8 million represent 6.8 days of sales outstanding (DSO) with the Commercial only DSO running at 5.8 days. Days in Claims Payable (DCP) were 51.01, a decrease of 4.8 days. DCP, on a same store basis adjusting for timing differences related to the Altius acquisition in September of 2003, decreased 3.0 days. The decrease in DCP is due to faster claim receipts and processing cycle times as well as efforts to reduce claim inventories in advance of January open enrollment activities.

  Cash Flow. Cash flow from operations for the fourth quarter was $85.1 million as reported, and $46.6 million when adjusted for the timing of CMS payments for Medicare+Choice beneficiaries, as compared to net income of $69.7 million. Cash flow from operations for the twelve months ended December 31, 2003 was $323.1 million as compared to year–to–date net income of $250.1 million. The timing of CMS payments had no impact on full year cash flow results.

Q1 2004 Guidance

  Total Revenues of $1.28 billion to $1.30 billion
  EPS in the range of $0.77 to $0.79

2004 Guidance

  Risk revenues in the range of $5.20 billion to $5.30 billion
  Management services revenues of $100.0 million to $105.0 million
  Medical loss ratio (MLR%) of 81.0% to 82.0% of risk revenues
  Selling, general, and administrative expenses (SG&A) of $600.0 million to $615.0 million
  Depreciation and amortization of $20.0 million to $22.0 million
  Investment income of $44.0 million to $46.0 million
  Interest expense of $14.5 million to $14.8 million
  Tax rate of 37.0%
  Diluted share count of 91 million to 92 million shares
  Earnings per share (EPS) on a diluted basis of $3.19 to $3.26

    Mr. Wise will host a conference call at 9:00 a.m. EST on Tuesday, February 3, 2004. To listen to the call, dial (800) 967-7134, or for international callers, (719) 457-2625. Callers will be asked to identify themselves and their affiliations. The conference call will also be broadcast over the internet at www.cvty.com. Coventry asks participants on both the call and webcast to review and be familiar with its filings with the SEC. A replay of the call will be available for one week at (888) 203-1112, or for international callers, (719) 457-0820. The access code is 619952.

        Coventry Health Care is a managed health care company based in Bethesda, Maryland operating health plans, insurance companies, and provider networks under the names Coventry Health Care, Coventry Health and Life, Altius Health Plans, Carelink Health Plans, Group Health Plan, HealthAmerica, HealthAssurance, HealthCare USA, PersonalCare, SouthCare, Southern Health and WellPath. The Company provides a full range of managed care products and services including HMO, PPO, POS, Medicare+Choice, and Medicaid to 3.1 million members in a broad cross section of employer and government–funded groups in 14 markets throughout the Midwest, Mid–Atlantic and Southeast United States. More information is available on the Internet at www.cvty.com.

         This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance and may be significantly impacted by certain risks and uncertainties described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

COVENTRY HEALTH CARE, INC.
MEMBERSHIP
(Amounts in thousands)

	December 31,	September 30,	December 31,
	2003	2003	2002

Membership by Market:
Delaware	104	101	105
Georgia	80	77	80
Illinois - Central	75	75	-
Iowa	96	94	85
Kansas City	222	230	307
Louisiana	73	73	71
Nebraska	48	47	39
North Carolina	118	118	109
Pennsylvania	694	680	640
St. Louis	470	461	376
Utah	169	168	-
Virginia	155	154	140
West Virginia	79	75	83

Total membership	2,383	2,353	2,035

Membership by Product:
Risk membership:
Commercial	1,510	1,486	1,283
Medicare	65	64	82
Medicaid	324	315	275

Total risk membership	1,899	1,865	1,640
Non-risk membership	484	488	395

Total membership	2,383	2,353	2,035

Network rental membership	678	719	788

COVENTRY HEALTH CARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Quarters Ended		Twelve Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

	(unaudited)	(unaudited)
Operating revenues:
Managed care premiums	$1,197,561	$926,657	$4,442,445	$3,504,215
Management services	25,745	19,632	92,698	72,690

Total operating revenues	1,223,306	946,289	4,535,143	3,576,905

Operating expenses:
Medical costs	969,258	769,494	3,607,289	2,919,499
Selling, general and administrative	145,900	115,339	543,478	437,851
Depreciation and amortization	4,755	4,698	18,179	18,885

Total operating expenses	1,119,913	889,531	4,168,946	3,376,235

Operating earnings	103,393	56,758	366,197	200,670
Operating earnings percentage of total revenues	8.5%	6.0%	8.1%	5.6%

Senior notes interest expense, net	3,581	3,667	15,051	13,446
Other income, net	10,803	9,512	41,918	38,517

Earnings before income taxes	110,615	62,603	393,064	225,741

Provision for income taxes	40,927	22,224	142,919	80,138

Net earnings	$ 69,688	$ 40,379	$ 250,145	$ 145,603

Post–Split
Net earnings per share, basic	$ 0.78	$ 0.46	$ 2.84	$ 1.64
Net earnings per share, diluted	$ 0.76	$ 0.45	$ 2.75	$ 1.58

Weighted average shares outstanding, basic	88,945	87,427	88,113	88,802
Weighted average shares outstanding, diluted	91,701	90,010	90,765	91,865

COVENTRY HEALTH CARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31,	September 30,	December 31,
	2003	2003	2002

		(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$ 253,331	$ 288,828	$ 186,768
Short-term investments	101,191	106,231	57,895
Accounts receivable, net	89,766	89,181	71,044
Other receivables, net	45,335	56,899	63,943
Deferred income taxes	36,255	42,229	36,861
Other current assets	8,089	8,827	7,764

Total current assets	533,967	592,195	424,275

Long-term investments	1,051,400	970,967	874,457
Property and equipment, net	33,085	30,654	34,045
Goodwill	281,183	293,306	243,746
Other intangible assets, net	27,447	28,057	25,687
Other long-term assets	54,654	39,789	41,230

Total assets	$ 1,981,736	$1,954,968	$1,643,440

Liabilities and Stockholders’ Equity:
Current liabilities:
Medical claims liabilities	$ 537,340	$ 550,244	$ 497,318
Other medical liabilities	59,850	59,789	61,281
Accounts payable and other accrued liabilities	183,781	238,753	178,577
Deferred revenue	73,909	58,938	63,536

Total current liabilities	854,880	907,724	800,712

Senior notes	170,500	170,500	175,000
Other long-term liabilities	27,358	26,959	21,691

Total liabilities	1,052,738	1,105,183	997,403

Stockholders’ Equity:
Total stockholders’ equity	928,998	849,785	646,037

Total liabilities and stockholders’ equity	$ 1,981,736	$ 1,954,968	$ 1,643,440

COVENTRY HEALTH CARE, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Amounts in thousands)
(unaudited)

	Quarter Ended	Twelve Months Ended
	December 31, 2003	December 31, 2003

Cash flows from operating activities:
Net earnings	$ 69,688	$ 250,145
Depreciation and amortization	4,755	18,180
Amortization of deferred compensation	2,766	9,565
Changes in assets and liabilities:
Accounts receivable, net	(585)	(14,039)
Medical claims liabilities	(12,904)	1,317
Other medical liabilities	61	(2,018)
Accounts payable and accrued liabilities	(12,399)	20,072
Interest payable on senior notes	3,463	(139)
Deferred revenue	14,971	5,638
Other operating activities	15,293	34,395

Net cash flows from operating activities	85,109	323,116

Cash flows from investing activities:
Capital expenditures, net	(6,450)	(13,372)
Payments for investments, net of sales and maturities	(117,318)	(186,756)
Payments for acquisitions, net of cash acquired	(82)	(60,555)

Net cash flows from investing activities	(123,850)	(260,683)

Cash flows from financing activities:
Proceeds from issuance of stock	3,244	15,095
Payments for repurchase of stock	0	(6,049)
Payments for repurchase of senior notes	0	(4,916)

Net cash flows from financing activities	3,244	4,130

Net change in cash and cash equivalents for current period	(35,497)	66,563
Cash and cash equivalents at beginning of period	288,828	186,768

Cash and cash equivalents at end of period	$ 253,331	$ 253,331

Cash and Investments:
Cash and cash equivalents	$ 253,331	$ 253,331
Short-term investments	101,191	101,191
Long-term investments	1,051,400	1,051,400

Total cash and investments	$ 1,405,922	$ 1,405,922

COVENTRY HEALTH CARE, INC.
SELECTED OPERATING STATISTICS
(Excluding charges)

	Total					Total	Total
	2003	Q4 2003	Q3 2003	Q2 2003	Q1 2003	2002	2001

Revenue PMPM
Commercial	206.08	209.74	208.30	204.83	200.88	183.80	163.05
Medicare	629.52	632.22	630.56	628.20	627.05	593.29	565.70
Medicaid	139.69	138.11	141.33	140.08	139.25	137.54	144.80
Management Fees	17.86	18.38	17.37	17.40	18.29	17.71	18.30

Medical PMPM
Commercial	164.59	165.28	166.36	163.91	162.66	152.12	140.03
Medicare	527.84	556.98	507.59	504.19	542.55	509.60	505.84
Medicaid	122.25	123.58	119.46	122.18	123.82	115.58	120.93

MLR %
Commercial	79.9%	78.8%	79.9%	80.0%	81.0%	82.8%	85.9%
Medicare	83.8%	88.1%	80.5%	80.3%	86.5%	85.9%	89.4%
Medicaid	87.5%	89.5%	84.5%	87.2%	88.9%	84.0%	83.5%

Total	81.2%	80.9%	80.5%	80.9%	82.6%	83.3%	86.0%

SG&A % of revenues	12.0%	11.9%	11.9%	11.9%	12.2%	12.2%	12.0%
SG&A PMPM	20.60	20.69	20.51	20.46	20.72	19.56	17.90

Claims Statistics
Claims Inventory		128,556	156,773	156,238	133,600	146,842	248,171
Inventory Days on Hand		1.2	1.7	1.9	1.7	2.0	3.7
Total Medical Liabilities (000’s)		$597,190	$610,033	$588,326	$607,029	$558,599	$522,854
Days in Claims Payable		51.01	55.83	55.14	56.16	59.46	61.98
Days in Other Medical Liabilities		5.68	6.06	6.40	7.27	7.33	8.39
Total Days in Medical Liabilities		56.69	61.89	61.54	63.43	66.79	70.37

Member Growth (a)
Same Store	157,000	36,000	42,000	29,000	50,000	51,000	(8,000)
Acquisition	191,000	(6,000)	159,000	(8,000)	46,000	143,000	136,000

        (a)   Acquisition growth reflects initial acquisition and all changes to acquired entities during the first twelve months of operations. Membership activity subsequent to the initial twelve month period is reflected as same store growth. Membership growth excludes network rental membership.